Exhibit 99.1

Dillard’s, Inc. Amends Revolving Credit Facility

LITTLE ROCK, Ark. - April 30, 2020 - Dillard’s, Inc. (DDS-NYSE) (“Dillard’s” or “the Company”) announced that it has amended its $800 million senior unsecured revolving credit facility consistent with the Company’s liquidity needs. The amended credit facility is secured by inventory of certain subsidiaries. A $200 million expansion option remains in place and the maturity date remains August 9, 2022.

The credit facility is available to the Company for general corporate purposes including, among other uses, working capital financing, the issuance of letters of credit, capital expenditures and, subject to certain restrictions, the repayment of existing indebtedness and share repurchases. There are no financial covenant requirements under the amended credit agreement provided availability exceeds $100 million.

Concurrent with the signing of the amended credit facility, the Company repaid the $779 million borrowed under the previous agreement on March 25, 2020. Dillard’s will have no borrowings under the amended credit facility at
May 2, 2020.

The credit facility was arranged by JPMorgan Chase Bank, N.A.

About Dillard’s
Dillard’s, Inc. ranks among the nation’s largest fashion retailers. The Company focuses on delivering style, service and value to its shoppers by offering compelling apparel, cosmetics, and home selections complemented by exceptional customer care. Dillard’s stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The Company operates 257 Dillard’s locations and 28 clearance centers spanning 29 states and an Internet store at www.dillards.com.